Exhibit 10.3
AMENDED AND RESTATED TECHNICAL SERVICES AGREEMENT
AMENDED AND RESTATED TECHNICAL SERVICES AGREEMENT, dated as of March 3, 2008 (this “Agreement”), between CBS RADIO INC. (formerly known as Infinity Broadcasting Corporation), a Delaware corporation (“CBS”), and WESTWOOD ONE, INC., a Delaware corporation (“Westwood”). In the event of a conflict between the terms of the Lease(s) (as defined below) and the terms of this Agreement, the terms of this Agreement shall control except as set forth otherwise herein or in the Leases.
W I T N E S S E T H :
WHEREAS, CBS and Westwood previously entered into a Technical Services Agreement, dated as of March 30, 1999 (the “Existing Technical Services Agreement”), for the provision of CBS facilities and employees to originate and distribute programming (including that provided by CBS under the Existing News Agreement (as defined below)), including day-of-air operation services, and commercial continuity services in support of the gathering, editing, assembly and production of such programming;
WHEREAS, CBS and Westwood desire to modify their existing business relationship by terminating or amending and restating certain agreements (including the Existing Technical Services Agreement and the News Programming Agreement, dated as of March 30, 1999, as amended by a Letter Agreement dated April 15, 2002 (the “Existing News Agreement”; which agreement is being replaced by the Amended and Restated News Programming Agreement, dated as of the date hereof (such agreement, the “News Agreement”)), documenting certain existing practices between the parties, and entering into new agreements, as more particularly described in the Master Agreement dated as of October 2, 2007 (the “Master Agreement”); and
WHEREAS, various programming, including Programming originated by CBS under the News Agreement, is originated, produced and/or transmitted from the CBS Facilities (as defined below);
NOW, THEREFORE, for good and valuable consideration, the parties hereto covenant and agree as follows:
1. Effective Date; Services
(a) The term of this Agreement shall commence on the Closing Date (as defined in the Master Agreement) and shall continue through and including March 31, 2017, unless earlier terminated as provided herein (the “Term”).

(b) Subject to Section 5 hereof, during the Term, CBS shall provide to Westwood the services described herein (the “Services”), including without limitation the Services specifically enumerated in Section 2 below, in a manner and to an extent consistent with past practice since January 1, 2004 (“Past Practice”) and, as applicable, as more particularly provided in those certain agreements, dated as of even date herewith, by and between CBS and Westwood as set forth on Schedule 1 attached hereto (for convenience herein referred to as the “Lease(s)”), which Services include using equipment, technical infrastructure, physical plant and personnel as described in the attached schedules (collectively, the “Services”). In providing the Services, CBS shall:
(i) Operate all equipment and CBS Facilities (as defined below) to be provided hereunder and render all Services to be performed hereunder in a manner consistent with commonly accepted industry standards for such Services, and the specific standards set forth herein;
(ii) Maintain all such equipment and CBS Facilities in good working order, including providing basic maintenance services (e.g., repair of leaks or damaged equipment) consistent with Past Practice and the standards set forth herein and in the Leases, except to the extent that such maintenance services are the responsibility of a third-party landlord under the Leases, in which case CBS shall use its commercially reasonable efforts to require such landlord to provide such maintenance services as required by such Lease unless such maintenance services are expressly designated herein as the responsibility of Westwood; and
(iii) Have the right to replace any item of equipment, at any time, with the same or substantially similar equipment that meets the same or higher specifications and performs the same or substantially similar functions; provided, however, that no such replacement shall cause any material interruption in the Services to be provided by CBS hereunder or result in any incremental cost to Westwood, except as expressly set forth in Schedule 5 hereto.
(c) CBS Employees Services. In accordance with the terms of this Agreement, CBS shall provide the services of certain of its master control technicians (“Master Control Employees”) and maintenance technicians (“Maintenance Employees”) as set forth on Schedule 2 hereto (together with any replacement employees employed by CBS performing the same or substantially similar services, the “CBS Employees”). With respect to the CBS Employees, CBS acknowledges:
(i) that the services of such CBS Employees and the CBS Facilities are utilized by Westwood for both the CBS Radio News and other CBS programming (“CBS Programming”) and products and programs outside of the CBS Programming (“Westwood Programming” and together with CBS Programming, the “Programming”);

(ii) that, upon termination or resignation of a Master Control Employee who is also an IBEW unionized employee, Westwood shall have the right to employ and pay the salary of replacement individual(s) directly and such individuals(s) and/or the services performed by such individuals will not be covered by the agreement between CBS and IBEW Local 1212 (the “CBS/IBEW Agreement”), so long as such employment relationship is permitted under the terms of the CBS/IBEW Agreement (in connection therewith, CBS will continue to inform Westwood of any applicable terms of the CBS/IBEW Agreement and reasonably assist Westwood in complying with such terms) and so long as the employee hired to replace such departed Master Control Employee is of a quality and caliber consistent with standards that enable CBS to originate and produce, and Westwood to distribute, the CBS Programming as a professional, broadcast-quality program in accordance with prevailing industry standards (“Prevailing Industry Standards”); and
(iii) that pursuant to the CBS/IBEW Agreement and to the extent required by such agreement, CBS shall continue to employ a minimum of five (5) Maintenance Employees, and CBS shall cause such employees to provide their services to Westwood for both the CBS Programming and Westwood Programming.
With respect to the CBS Employees, Westwood acknowledges:
(iv) that at least one (1) IBEW CBS Employee will be scheduled to work 7 days per week at times consistent with Past Practice, so that maintenance issues involving work covered by the CBS/IBEW Agreement may be dealt with in a reasonably timely manner by IBEW CBS Employees, as required by the CBS/IBEW Agreement (in connection therewith, CBS will continue to inform Westwood of any applicable terms of the CBS/IBEW Agreement and reasonably assist Westwood in complying with such terms);
(v) that it will engage in good faith discussions with CBS on decisions related to employee hiring, replacement, discipline and termination for all such actions affecting IBEW CBS Employees and will not without the consent of CBS take any action which, in the good faith judgment of CBS, will materially interfere with, or have a detrimental effect under, the CBS/IBEW Agreement or CBS’ relationship with the IBEW;
(vi) that Westwood shall continue to employ a minimum of six (6) Master Control Employees during the Term; provided however that in the event that changes in technology make it possible to continue to provide the CBS Programming consistent with Prevailing Industry Standards using less than six (6) Master Control Employees, then Westwood may reduce the number of Master Control Employees after notice to and consultation with CBS; and
(vii) that in the event that a Master Control Employee or a Maintenance Employee is required to routinely spend time providing origination or production services for Westwood Programming (as opposed to CBS Programming) such work shall not conflict with CBS’s obligation to originate and produce the CBS Programming consistent with Prevailing Industry Standards, it being expressly agreed by the parties that the use of such employees consistent with Past Practice shall not be deemed to be a “conflict” hereunder.

2. Origination and Operation Support Services. CBS shall provide the following services to Westwood on a continuous basis, twenty-four (24) hours per day, seven (7) days per week:
(a) origination and production of the CBS Programming in accordance with Prevailing Industry Standards;
(b) provision of the services of CBS Employees as set forth in Section 1(b) above and the use of CBS’s facilities (e.g., on-air studios, audio edit rooms, production studios, control rooms, offices, telephone lines, cable feeds, computer networks) set forth on Schedule 3 attached hereto (the “CBS Facilities”), as more particularly provided in the Lease(s);
(c) provision of access and use rights to all software and hardware (including, but not limited to, access and use rights to the software and hardware set forth on Schedule 4, and any new versions, updates, substitutions and replacements thereof) in the CBS Facilities used by Westwood: (i) that was provided or made available to Westwood by CBS in the past, such that, for the duration of the Term, Westwood shall have similar access and use rights in and to such software and hardware as Westwood had consistent with Past Practice and (ii) otherwise necessary to operate the Business (as such term is defined in the Trademark License Agreement, of even date herewith, between the parties). In connection therewith, CBS shall use commercially reasonable efforts to ensure that any and all applicable software and hardware licenses it secures related to the CBS Programming shall afford Westwood the foregoing access and use rights in such software and hardware for the duration of the Term; provided however that in the event that securing such software and/or hardware licenses for Westwood’s benefit shall add any incremental costs to the license fees or add other incremental costs associated with securing and maintaining such licenses then, to the extent such cost is being incurred solely because of, or is directly related to, Westwood’s use of such software or hardware, such additional incremental costs shall be paid by Westwood as part of the Monthly Payment, subject to Westwood’s receipt of reasonably detailed documentation from CBS. The parties further agree that any hardware or software that is purchased by CBS for use with the CBS Programming can be used by Westwood for both CBS Programming and Westwood Programming consistent with Past Practice so long as such use for Westwood Programming does not (i) result in any material injury or damage to the CBS Facilities, (ii) cause any technical interference with the distribution of the CBS Programming or distribution of any other programming from the CBS Facilities (including but not limited to CBS television or network programming (“TV/Network Programming”)) or (iii) adversely affect in any material respect the origination, production or distribution of the CBS Programming. If any of the foregoing occur, CBS shall immediately notify Westwood thereof and Westwood shall immediately cease use of the hardware or software in the manner that caused any of the foregoing to occur and the designees of the parties shall work together to promptly resolve such matter in order to allow Westwood to resume use of the hardware or software in a manner which does not cause any of the foregoing (i), (ii) or (iii) to occur, if such resumption is possible and in any case at no incremental cost to CBS.

(d) In determining the level and type of Services to be provided by CBS pursuant hereto, the parties shall look to those services historically provided by CBS consistent with Past Practice.
3. Distribution Services.
(a) Westwood shall transmit the CBS Programming, on a 24/7 basis in a manner consistent with Prevailing Industry Standards, to its customers, including affiliated CBS Radio stations and other radio stations, from the CBS Broadcast Center (currently located at 524 West 57th Street, New York City).  Westwood shall transmit the CBS Programming on: (i) seven (7) satellite audio channels on MPEG II AAC with a maximum bit rate of 96 kilobits dedicated for CBS use and occasional access, including access for top of the hour newscasts, to two (2) additional satellite audio channels on MPEG II AAC with a maximum bit rate of 96 kilobits to the extent reasonably required and requested by CBS (it being understood that to the extent Westwood does not have such satellite channels available, Westwood shall use commercially reasonable efforts to provide additional satellite audio channels to CBS but nothing herein shall be deemed to require Westwood to purchase or lease such channels and/or any associated equipment), (ii) two (2) 38.4 kilobit data channels, both located on domestic communications satellite AMC-8 transponder 15 or its equivalent replacement, or (iii) any other equivalent (but in no event with a lesser number or kilobit size of audio or data channels) distribution method (including but not limited to any proposal by Westwood to use internet distribution for the CBS Programming instead of satellite distribution) as may be reasonably utilized as determined by the mutual prior agreement of CBS and Westwood (such, the “Distribution Equipment”).
(b) As part of this Agreement, CBS hereby acknowledges that Westwood shall transmit the Westwood Programming, on a 24/7 basis to its customers, including, in some cases, affiliated CBS Radio Stations and other radio stations, from the CBS Facilities consistent with Past Practice and Prevailing Industry Standards so long as such distribution of Westwood Programming does not (i) result in any material injury or damage to the CBS Facilities; (ii) cause any technical interference with the distribution of the CBS Programming or the TV/Network Programming; or (iii) adversely affect in any material respect the origination, production or distribution of the CBS Programming (it being expressly agreed by the parties that, as of the date hereof, Westwood’s transmission of Westwood Programming in accordance with Past Practice is not deemed to violate or otherwise conflict with clause (iii) hereunder). If any of the foregoing occur, CBS shall immediately notify Westwood thereof, Westwood shall immediately cease distribution in the manner that caused any of the foregoing to occur and the designees of the parties shall work together to promptly resolve such matter in order to allow Westwood to resume transmission of the Westwood Programming in a manner which does not cause any of the foregoing (i), (ii) or (iii) to occur, if such resumption is possible and in any case at no incremental cost to CBS. Notwithstanding the foregoing, in the event that such transmission of Westwood Programming meets the foregoing standards but to the extent caused by Westwood’s actions, results in incremental distribution costs for CBS then such incremental costs shall be paid by Westwood pro rata based on causation.

(c) In order to facilitate Westwood’s transmission of the Programming, CBS shall provide the services of the CBS Employees to assist in the distribution of the Programming by Westwood consistent with Past Practice. CBS hereby acknowledges and agrees that Westwood depends on the services of the CBS Employees for assistance in originating, producing and distributing all Programming which is transmitted for broadcast from the CBS Broadcast Center and, accordingly, the CBS Employees are not to be, and will not be, used exclusively for the CBS Programming. Westwood acknowledges and agrees that in the event that a CBS Employee is required to routinely spend time providing distribution services for Westwood Programming (as opposed to CBS Programming) such work shall not conflict with Westwood’s obligation to distribute the CBS Programming consistent with Prevailing Industry Standards.
4. Payments.
Westwood shall reimburse CBS on a monthly basis within thirty (30) days after receipt by Westwood of a reasonably-detailed monthly Invoice for all Services provided by CBS set forth herein as follows: (i) all out-of pocket costs and expenses incurred by CBS in providing the Services as indicated by the various categories of expenses listed on Schedule 5; and (ii) costs related to an increase or change in the nature or extent of technical services requested by Westwood from CBS to the extent such increase or change is inconsistent with Past Practice (collectively, the “Monthly Payment”). In the event that the parties are unable to agree upon payment for any items submitted by CBS on an Invoice (“Disputed Item”), then either party may submit its dispute within thirty (30) days of the date of the Invoice to be resolved by an arbitrator pursuant to Section 14 hereof. In such case the arbitrator shall have the authority to determine whether a particular Disputed Item submitted by CBS for reimbursement is appropriate given the terms of this Agreement and Past Practice and to require Westwood to make payment of such Disputed Item at the annual rate of 8% calculated from the original date of the Monthly Payment, less any interest received from Westwood’s placement of such Disputed Item in an escrow account during the time period the Disputed Item was subject to arbitration, if any.
5. Termination. This Agreement may be terminated prior to the expiration of the Term:
(a) by mutual written consent of CBS and Westwood;

(b) by CBS if (i) Westwood fails to pay an undisputed amount owed to CBS under this Agreement following 30 days written notice, (ii) Westwood fails to pay an amount owed to CBS that was previously disputed but has since been determined by arbitration pursuant to Section 14 or mutual agreement of the Parties to be owed to CBS under this Agreement, within 15 days of such arbitration award or following 15 days written notice of such mutual agreement, or (iii) following 30 days written notice if (x) two or more disputed payments are submitted to arbitration under Section 14 during the Term of this Agreement, (y) such disputed payments are not deposited with a third party escrow agent reasonably acceptable to CBS and Westwood within five (5) business days following submission to arbitration and (z) the arbitrator(s) finds in each case that the amount claimed by CBS to be properly payable by Westwood to CBS under this Agreement is in fact properly payable to CBS under this Agreement; provided that in the event of a termination by CBS pursuant to this Section 5(b), Westwood shall have the right to a (i) a nine (9) month transition beginning on the date of the arbitrator’s determination in vacating the space provided for in the Broadcast Center Lease and (ii) a 6 month transition beginning on the date of the arbitrator’s determination in vacating the space provided for in the 2020 M Street Lease and the 2000 M Street Sub-Lease (subject in all cases to the terms of the 2000 M Street Sub-Lease) during which time Westwood shall continue to distribute the CBS Programming consistent with Prevailing Industry Standards (which in such event shall be subject to Westwood’s continued payment of, and reimbursement to CBS for, all sums owed under this Agreement for such period of transition only and without materially interfering with or causing damage to CBS Facilities, equipment and Programming) (“Monetary Breach Transition Right”);
(c) by either party hereto if it (i) notifies the other party in writing that such other party is in material breach of one or more of its material covenants (other than payment covenants) under this Agreement and such breach is not cured within 30 days of receipt of such written notice, (ii) it submits to arbitration under Section 14 such breach or breaches and requests termination as a remedy, and (iii) the arbitrator(s) determines (A) that the breaching party has in fact materially breached one or more material covenants (other than payment covenants) under this Agreement, (B) that such breach or breaches have not been cured and have caused significant harm to the non-breaching party, and (C) that termination of this Agreement is an appropriate remedy (after considering other appropriate remedies short of termination), provided that in such case Westwood shall have the right to (i) a nine (9) month transition beginning on the date of the arbitrator’s determination in vacating the space provided for in the Broadcast Center Lease and (ii) a 6 month transition beginning on the date of the arbitrator’s determination in vacating the space provided for in the 2020 M Street Lease and the 2000 M Street Sub-Lease (subject in all cases to the terms of the 2000 M Street Sub-Lease), during which time Westwood shall continue to distribute the CBS Programming consistent with Prevailing Industry Standards (which in such event shall be subject to Westwood’s continued payment of, and reimbursement to CBS for, all sums owed under this Agreement for such period of transition only and without materially interfering with or causing damage to CBS facilities, equipment and Programming) (“Breach Transition Right”);

(d) automatically in the event of termination of the Master Agreement or termination or expiration of the News Agreement; provided that in the event of termination or expiration of the News Agreement, Westwood shall have the right to (i) a one (1) year transition in vacating the space provided for in the Broadcast Center Lease and (ii) a 6 month transition in vacating the space provided for in the 2020 M Street Lease and the 2000 M Street Sub-Lease (subject in all cases to the terms of the 2000 M Street Sub-Lease), during which time Westwood shall continue to distribute the CBS Programming consistent with Prevailing Industry Standards (which in such event shall be subject to Westwood’s continued payment of, and reimbursement to CBS for, all sums owed under this Agreement for such period of transition and without materially interfering or causing damage to CBS Facilities, equipment and Programming) (“Natural Expiration Transition Right”); and provided further that in the event of a termination by CBS of the Master Agreement pursuant to Section 27(a)(ii)-(v) or 27(b) of the Master Agreement, Westwood shall have the right to a six (6) month transition in vacating the space provided for in the Broadcast Center Lease, the 2020 M Street Lease and the 2000 M Street Sub-Lease (subject in all cases to the terms of the 2000 M Street Sub-Lease), during which time Westwood shall continue to distribute the CBS Programming consistent with Prevailing Industry Standards (which in such event shall be subject to Westwood’s continued payment of, and reimbursement to CBS for, all sums owed under this Agreement for such period of transition only and without materially interfering with or causing damage to CBS Facilities, equipment and Programming) (“Short Term Transition Right”); and
(e) automatically in the event of termination of the Broadcast Center Lease pursuant to Section 2(c)(ii), 14(b) or 14(d) thereof, subject to the transition right set forth in such Section 2(c)(ii), the Monetary Breach Transition Right or the Breach Transition Right, respectively.
(f) The termination of this Agreement pursuant to Section 5 shall not affect or limit in any way any other rights or remedies available to the terminating party at law or in equity; provided that CBS and Westwood agree that the terms of Section 6(b), 6(c) and 6(d) shall constitute the exclusive rights and remedies that either party shall have with respect to the recovery of direct or indirect costs and expenses such party may have relating to, or arising out of, a termination of this Agreement. In addition, Footnote 4 of Schedule 2 and Schedule 4 set forth additional obligations which shall survive the termination of this Agreement.
6. Post-Termination Provision.
In the event this Agreement is terminated by either party pursuant to Section 5 hereof, until such time the News Agreement is no longer in effect, notwithstanding any provision contained herein to the contrary, the parties hereto agree that:
(a) (i) CBS shall be responsible, at its sole cost and expense (except as set forth in this Section 6), for originating and producing the CBS Programming and delivering and/or transmitting such programming as a production-ready, professional broadcast-quality product in accordance with then Prevailing Industry Standards to such location (“Alternate Location”) reasonably designated by Westwood (it being agreed by the parties that a location shall be reasonable as long as such location shall not impair Westwood’s ability to continue to distribute the CBS Programming on a 24/7 basis in a manner consistent with Prevailing Industry Standards) and (ii) Westwood shall be responsible, at its sole cost and expense, for transmitting the CBS Programming in accordance with Section 3(a) hereof to its radio station affiliates carrying such programming.

(b) If this Agreement is terminated (i) by CBS pursuant to Section 5(b) or 5(c) of this Agreement or (ii) pursuant to Section 5(e) hereof (solely as a result of the termination of the Broadcast Center Lease pursuant to Section 14(b) thereof), Westwood shall be responsible for, and shall pay to CBS, on a monthly basis as hereinafter provided, (x) all costs and expenses that would have been borne by Westwood under this Agreement (either directly or by reimbursement to CBS) with respect to the CBS Programming, and (y) all costs and expenses of delivering and/or transmitting the CBS Programming to the Alternate Location (collectively, the “Post-Termination Costs”). The monthly amounts payable by Westwood pursuant to clause (x) of this Section 6(b) shall be calculated with reference to the average monthly amount of such costs during the 24 month period prior to such termination (or, if such termination occurs during the first 24 months of this Agreement, the period from the Closing Date to the termination date). Such amounts shall increase annually on April 1 (on a compound basis) by the applicable escalation factor set forth in Schedule 7 hereto. The payments pursuant to clause (x) shall be in lieu of any such costs CBS may actually incur in the future, notwithstanding that the actual costs incurred by CBS may exceed such average costs. With respect to the costs and expenses referred to in clause (y), Westwood shall reimburse CBS on a monthly basis within thirty (30) days after receipt by Westwood of a reasonably detailed invoice therefor.
(c) If this Agreement is terminated (i) by Westwood pursuant to Section 5(c) of this Agreement or (ii) pursuant to Section 5(e) hereof (solely as a result of the termination of the Broadcast Center Lease pursuant to Section 14(d) thereof), subject to the next sentence, CBS shall be responsible for all costs and expenses of delivering and/or transmitting the CBS Programming to the Alternate Location and CBS shall be responsible for, and shall pay to Westwood on a monthly basis as hereinafter provided, the following expenses incurred by Westwood, to the extent such expenses are reasonable and necessary (such determination to be made in good faith by Westwood) to continue to conduct its obligations and services as described in this Agreement: (x) Westwood’s out-of-pocket expenses incurred in moving from the Broadcast Center to the New Broadcast Location (as defined below); and (y) the annual depreciated expense that Westwood recognizes in connection with improvements made to the New Broadcast Location and equipment costs incurred by Westwood at the New Broadcast Location; provided that in each case such expenses shall be depreciated over the life of such improvement and equipment costs. Notwithstanding anything to the contrary in this Section 6(c), in no event shall the amount of costs and expenses that CBS is responsible for on an annual basis as described in this Section 6(c) exceed the annual Post-Termination Costs that would have been borne by Westwood under this Agreement pursuant to clause (x) of Section 6(b) hereof. With respect to the costs and expenses referred to in this Section 6(c), CBS shall reimburse Westwood on a monthly basis within thirty (30) days after receipt by CBS of a reasonably detailed invoice therefor. “New Broadcast Location” means the broadcast location that Westwood relocates to in order to continue to conduct its obligations and services as described in this Agreement; provided that the new location shall be reasonably comparable to the space previously occupied by Westwood at the Broadcast Center.

(d) If this Agreement is terminated pursuant to Section 5(e) hereof (solely as a result of the termination of the Broadcast Center Lease by CBS pursuant to Section 2(c)(ii) thereof), CBS and Westwood each will be responsible for 50% of the Post-Termination Costs. Accordingly, Westwood shall pay to CBS, on a monthly basis, 50% of the Post-Termination Costs that otherwise would be payable pursuant to Section 6(b) above.
7. Force Majeure. A party hereto will not have any liability to the other party with respect to the following: if performance by such party shall be prevented, interfered with or omitted because of labor dispute, failure of facilities, act of God, government or court action, or any other similar or dissimilar cause beyond the control of the party so failing to perform hereunder.
8. Indemnification.
(a) From and after the date hereof, CBS shall indemnify and hold Westwood, its affiliates and their respective directors, officers, affiliates, employees and agents, and the predecessors, successors and assigns of any of them, harmless from and against any and all actions, claims, damages and liabilities (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise and whether or not a party thereto), whether or not arising out of third party claims, including reasonable legal fees and expenses in connection with, and other costs of, investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which such person is a party, and as and when incurred (collectively, “Losses”), caused by, relating to, based upon or arising out of (directly or indirectly) (i) any breach of, or inaccuracy in, any representation or warranty of CBS in this Agreement or any certificate or other document delivered pursuant hereto in connection herewith, or (ii) any breach of any covenant or agreement made by CBS in this Agreement.
(b) From and after the date hereof, Westwood shall indemnify and hold CBS, its affiliates and their respective directors, officers, affiliates, employees and agents, and the successors and assigns of any of them, harmless from and against any and all Losses caused by, relating to, based upon or arising out of (directly or indirectly) (i) any breach of, or inaccuracy in, any representation or warranty of Westwood in this Agreement or any certificate or other document delivered pursuant hereto or in connection herewith and (ii) any breach of any covenant or agreement of Westwood contained in this Agreement.

(c) In the event of a claim for breach of the representations and warranties contained in this Agreement or for failure to fulfill a covenant or agreement, the party asserting such breach or failure shall provide a written notice to the other party which shall state specifically the representation, warranty, covenant or agreement with respect to which the claim is made, the facts giving rise to an alleged basis for the claim and the amount of liability asserted against the other party by reason of the claim. If any suit, action, proceeding or investigation shall be commenced or any claim or demand shall be asserted by any third party (a “Third Party Claim”) in respect of which indemnification may be sought by any party or parties from any other party or parties under the provisions of this Section 8, the party or parties seeking indemnification (collectively, the “Indemnitee”) shall promptly provide written notice to the party or parties from which indemnification is sought (collectively, the “Indemnitor”); provided, however, that any failure by an Indemnitee to so notify an Indemnitor will not relieve the Indemnitor from its obligations hereunder, except to the extent that such failure shall have materially prejudiced the defense of such Third Party Claim. The Indemnitor shall have the right to control (except where an insurance carrier has the right to control or where an insurance policy or applicable law prohibits the Indemnitor from taking control of) the defense of any Third Party Claim; provided, however, that the Indemnitee may participate in any such proceeding with counsel of its choice and at its own expense unless there exists a conflict between the Indemnitor and the Indemnitee as to their respective legal defenses, in which case the fees and expenses of any such counsel shall be reimbursed by the Indemnitor. Except as otherwise set forth herein, the Indemnitee shall have the right to participate in (but not control) the defense of any Third Party Claim and to retain its own counsel in connection therewith, but the fees and expenses of any such counsel for the Indemnitee shall be borne by the Indemnitee. The Indemnitor shall not, without the prior written consent of the Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is, or with reasonable foreseeability could have been, a party and indemnity could have been sought to be collected from the Indemnitor, unless such settlement includes an unconditional release of such Indemnitee from all liability arising out of such proceeding (provided, however, that, whether or not such a release is required to be obtained, the Indemnitor shall remain liable to such Indemnitee in accordance with this Section 8 in the event that a Third Party Claim is subsequently brought against or sought to be collected from such Indemnitee). The Indemnitor shall be liable for all Losses arising out of any settlement of any Third Party Claim; provided, however, that the Indemnitor shall not be liable for any settlement of any Third Party Claim brought against or sought to be collected from an Indemnitee, the settlement of which is effected by such Indemnitee without such Indemnitor’s written consent, but if settled with such Indemnitor’s written consent, or if there is a final judgment for the plaintiff in any such Third Party Claim, such Indemnitor shall (to the extent stated above) indemnify the Indemnitee from and against any Losses in connection with such Third Party Claim. The indemnification required by Section 8 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Losses are incurred.
(d) Neither party shall be liable to the other party for any special, indirect, consequential, or exemplary damages, and any loss of business or profits, whether or not foreseeable, arising out of or in connection with this Agreement. The obligations of each party under this Section shall continue notwithstanding any termination of this Agreement.

(e) CBS and Westwood agree that, in the event it is determined in an arbitration proceeding instituted pursuant to Section 14 hereof that Westwood or CBS is in breach of any of its obligations hereunder (such party, the “breaching party”), the other party (such party, the “non-breaching party”) shall have the right to offset, set off and defend (the “Offset Right”) any amount determined in such arbitration to be owed by the breaching party against any claim, counterclaim, defense, liability or other obligation (“Claim”) that the non-breaching party may have to the breaching party at any time pursuant to the terms of any of the New Transaction Documents (as defined in the Master Agreement) and likewise CBS and Westwood agree that in the event it is determined in an arbitration proceeding instituted pursuant to the terms of any of the New Transaction Documents that a breach has occurred therein, then the same may be treated as an Offset Right against any Claim under this Agreement.
9. Hold Over. With the exception of the Monetary Breach Transition Right, the Breach Transition Right and the Natural Expiration Transition Right, which for the purposes of this Section 9 shall not be considered a hold over by Westwood, if Westwood shall hold over and remain in the CBS Facilities or fail to remove any of its personal property beyond the Term, such holding over shall be governed by the terms of the Leases.
10. No Partnership or Joint Venture. This Agreement is not intended to be and shall not be construed as a partnership or joint venture agreement between the parties. Except as otherwise specifically provided in this Agreement, no party to this Agreement shall be authorized to act as agent of or otherwise represent the other party to this Agreement.
11. Entire Agreement; Schedules. This Agreement and the New Transaction Documents (as such term is defined in the Master Agreement) and the exhibits and schedules hereto and thereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein.
12. Further Assurances. Each of CBS and Westwood agrees to execute and deliver such instruments and take such other actions as may reasonably be required to carry out the intent of this Agreement, including, but in no way limited to, the rendering of assistance as reasonably required to carry on the day to day production and delivery of the Programming (including the daily operation and management of related facilities and personnel).
13. Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither CBS nor Westwood may assign its rights or obligations hereunder without the prior written consent of the other party hereto; provided that (i) subject to Section 26 of the Master Agreement, Westwood may assign all or any of its rights hereunder to a controlled affiliate, or a third party who acquires more than 50% of the equity or voting interests of Westwood, all or substantially all of the assets of Westwood or all or substantially all of the assets comprising any significant business unit or division of Westwood, in each case, in a single transaction or series of related transactions, without the prior consent of CBS; provided that (x) in the case of any assignment in connection with the sale of all or substantially all of the assets comprising any significant business unit or division of Westwood, such assignment shall not be made to more than one (1) party and shall be limited to those rights and related obligations that are related to such business unit or division, (y) in connection with any permitted assignment under this clause (i), the assignee shall assume all of the obligations relating to the rights being assigned, and (z) no assignment under this clause (i) shall relieve Westwood from any of its obligations or liabilities under this Agreement; (ii) CBS may assign, without the prior consent of Westwood, all or any of its rights and obligations hereunder to any of its affiliates; provided that no assignment under this clause (ii) shall relieve CBS from any of its obligations or liabilities hereunder; or (iii) in respect of any assignment of CBS’ rights and related obligations hereunder to any third party who is not an affiliate of CBS, Westwood’s prior written consent shall not be unreasonably withheld; provided that no assignment under this clause (iii) shall relieve CBS from any of its obligations or liabilities hereunder. Any purported assignment or transfer in violation of the provisions of this Section is null and void and of no force or effect. For the avoidance of doubt, (i) Westwood agrees that a sale of CBS in its entirety, whether directly or indirectly and whether by merger, asset sale, stock sale or otherwise, shall not constitute an assignment for purposes of this Agreement or otherwise require the consent of Westwood and (ii) CBS agrees that, subject to Section 26 of the Master Agreement, a sale of Westwood in its entirety, whether directly or indirectly and whether by merger, asset sale, stock sale or otherwise shall not constitute an assignment for purposes of this Agreement or otherwise require the consent of CBS.
14. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (“Dispute”), shall on the demand of any party be finally and exclusively resolved by arbitration in accordance with the then-prevailing JAMS Comprehensive Arbitration Rules and Procedures as modified herein (the “Rules”); provided, however, that any party hereto shall have the right to seek injunctive relief against the other party hereto in the courts of New York, New York, prior to the resolution of any Dispute by arbitration in accordance with this Section 14. There shall be three neutral arbitrators of whom each party shall select one. The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within 30 days after receipt of the demand for arbitration. The two arbitrators so appointed shall select a third arbitrator to serve as chairperson within fourteen days of the designation of the second of the two arbitrators. If any arbitrator is not timely appointed, at the request of any party such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules. The place of arbitration shall be New York, New York. The arbitral tribunal shall be required to follow the law of the State of New York. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.

15. Miscellaneous.
(a) All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission (with receipt acknowledged) or mailed (registered or certified mail, return receipt requested) to the parties at the following addresses or facsimile numbers:
If to Westwood:
Westwood One, Inc.
40 West 57th Street, 15th Floor
New York, New York 10019
Attention: General Counsel
Telecopy: (212) 641-2198
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071
Attention: Brian J. McCarthy, Esq.
Telecopy: (213) 687-5600
If to CBS:
CBS Radio Inc.
1515 Broadway, 46th Floor
New York, New York 10036
Attention: Chairman and CEO
Telecopy: 212-846-2342
with a copy to each of:

CBS Corporation
51 West 52 Street
New York, New York 10019
Attention: General Counsel
Telecopy: (212) 975-4215

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Howard Chatzinoff, Esq.
Michael Lubowitz, Esq.
Telecopy: (212) 310-8007
All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon confirmation of transmission, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

(b) Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. No failure or delay on the part of party in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.
(c) Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.
(d) No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.
(e) Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
(f) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, its rules of conflict of laws notwithstanding.

(h) Counterparts. This Agreement may be executed in counterparts and by facsimile signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Technical Services Agreement as of the date first above written.

CBS RADIO INC.

By:	/s/ Louis J. Briskman

Name: Louis J. Briskman
Title: EVP & Assistant Secretary

WESTWOOD ONE, INC.

By:	/s/ David Hillman

Name: David Hillman
Title: CAO & GC
Signature Page to Amended and Restated Technical Services Agreement

Schedule 1
Leases
1. Lease, dated of even date herewith between CBS Broadcasting Inc. and Westwood One, Inc. for use of space at 524 W. 57th St, New York, NY (“Broadcast Center Lease”)
2. Lease, dated of even date herewith between CBS Broadcasting Inc. and Westwood One, Inc. for use of space at 2020 M Street, Washington, DC (“2020 M Street Lease”)
3. Sub-Lease, dated of even date herewith between CBS Broadcasting Inc. and Westwood One, Inc. for use of space at 2000 M Street Washington, DC (“2000 M Street Sub-Lease”)

Schedule 2
[Intentionally omitted.]

Schedule 3
CBS Facilities
Use of the office space listed below shall include equipment, technical infrastructure and office supplies located in or on such premises as set forth in this Agreement and in the applicable Leases listed in Schedule 1 hereto:
1.	office space listed in Exhibit A to Broadcast Center Lease

2.	office space listed in Exhibit A to 2020 M Street Lease

3.	office space listed in Exhibit A to 2000 M Street Sub- Lease

Schedule 4
Software and Hardware
Jutel System located at 2020 M Street, including all computer workstations associated therewith and the dedicated server for the system.
If this Agreement, the 2020 M Street Lease and/or 2000 M Street Sub-Lease is terminated, so long as the News Agreement is still in effect Westwood shall have the right to use the Jutel System or replacement system from an alternate location selected by Westwood consistent with Westwood’s practice for use of the equipment that preceded Jutel prior to Westwood’s using the 2020 M Street and 2000 M Street locations; provided however that (i) Westwood’s use of the Jutel System or replacement system in accordance with this sentence shall be available until the earlier of (x) expiration or termination of the News Agreement or (y) CBS ceases to use the Jutel System or replacement system at the M Street locations; (ii) in the event the use of the Jutel System would add incremental costs to CBS then such additional incremental costs shall be paid by Westwood and (iii) in the event that Westwood ceases to use the Jutel System or replacement system in favor of another similar system at their alternate location, such cessation shall not in any way limit Westwood’s obligations to distribute the CBS Programming consistent with the terms of this Agreement.

Schedule 5
Separate Items of Reimbursement
Westwood shall be responsible for payment (either directly or through reimbursement to CBS) of the following categories of expenses:
(i) rental payments (as set forth in the Leases) and associated payments for utilities for the Leases listed on Schedule 1;
(ii) salaries and benefits (as indicated on Schedule 2) of the CBS Employees or their replacements listed on Schedule 2;
(iii) phone usage and office supplies at the CBS Facilities at cost to CBS (i.e. no surcharges or markups); provided, that, it is hereby agreed by the parties that such amount for the 2020 M Street and 2000 M Street locations shall be $1,800 per month in the aggregate (such amounts to be payable for the term of the Leases for such CBS Facilities as described therein);
(iv) all costs relating to the operation, maintenance, repair and replacement of the Distribution Equipment, including but not limited to replacement of satellite receivers used by CBS Radio affiliates as necessary;
(v) all costs relating to the operation, maintenance, repair and replacement of the Master Control equipment, which includes the following: Encoda Systems - Automation System, Pro-Bell – MADI Audio Routing system, Trilogy – Intercom and Audio Routing System and Jutel – Radioman system (for which, with the exception of the costs set forth in this Schedule 5, the parties agree there shall be no separate charge to Westwood for use of such equipment during the Term of this Agreement); provided, that in the event Westwood must vacate the CBS Facilities in accordance with the terms of this Agreement, CBS shall reimburse Westwood for the undepreciated amount of such Master Control equipment purchased by Westwood after the Closing Date remaining at such CBS Facility, using a reasonable estimate of “remaining life” of the equipment;
(vi) all costs (if any, which as of the Closing Date, each party agrees that none are anticipated to be paid by CBS) relating to the operation, maintenance, repair and replacement of equipment wholly-owned by Westwood;

(vii) all costs relating to the installation of, and telecommunication costs associated with use of, the transmission lines (including but not limited to phone lines, T1 lines, remote connections and ISDN lines) solely to the extent such hardware is used in connection with CBS Radio News; provided however that to the extent that CBS requests installation of transmission lines for additional CBS News bureaus in excess of four (4) more than are in existence as of the Closing Date, then the parties agree that such costs for such additional news bureau transmission lines shall be paid for by CBS;
(viii) all costs relating to the maintenance agreements set forth on Schedule 6 as currently in effect on the Closing Date and any replacement maintenance agreements entered into during the Term; and
(ix) all costs relating to insurance provided by CBS to Westwood as of the Closing Date, including but not limited to property (both for the CBS Facilities and for multiple other Westwood facilities nationwide), terrorism, aviation and business/travel/accident insurance; provided however that Westwood agrees to use best efforts to secure insurance coverage directly from applicable insurance carriers and will notify CBS when it has secured such direct insurance coverage and of its intention to cancel insurance coverage under the applicable CBS insurance policies. Upon notice of such cancellation, CBS will refund any return on premium that it receives from such carrier(s) related to Westwood’s cancellation of coverage under the applicable CBS insurance policies.

Schedule 6
Maintenance Agreements
•	JT Packard Service Contract, date of order 9/13/06 (purchase order dated 9/7/06)
•	ENCO Systems DAD Digital Audio Delivery System, reference SO #10857
•	Harris
•	Jutel RadioMan Support and Maintenance Agreement for Infinity Broadcasting Corporation

Schedule 7
Escalation Factor

Year Commencing on
April 1,	Escalator (%)
2008	3.46
2009	3.34
2010	3.45
2011	3.13
2012	3.19
2013	3.19
2014	3.19
2015	3.19
2016	3.19